EXHIBIT 2
                                    ---------

                                 AMENDMENT NO. 1
                                       TO
                        PREFERRED SHARES RIGHTS AGREEMENT


         This Amendment No. 1 to Preferred Shares Rights Agreement, effective July 14, 1998, amends that certain Preferred Shares Rights Agreement (the "Rights Agreement"), dated as of September 13, 1996 between Accom, Inc., a Delaware corporation (the "Company"), and the U.S. Stock Transfer Corporation, a California banking corporation (the "Rights Agent").

         On July 14, 1998, the Company's Board of Directors authorized an amendment of the Rights Agreement to allow a certain investor to acquire additional shares of Common Stock so as to bring such investor's total shareholdings to not more than 2,500,000 shares.

         NOW, THEREFORE, the parties hereby agree as follows:
         1. Section 1(a) of the Rights Agreement is hereby amended and restated to read in full as follows:

                  (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person: (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an Acquiring Person, or (ii) if within eight days after such Person would otherwise become an Acquiring Person (but for the operation of this clause (ii)), such Person notifies the Board of Directors that such Person did so inadvertently and within two days after such notification, such Person is the Beneficial Owner of less than 15% of the outstanding Common Shares. In addition, (1) El Dorado Ventures shall not be deemed to be an Acquiring Person so long as such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of not more than 1,063,593 Common Shares (as adjusted for any future stock splits, stock dividends, recapitalizations or the like) (including all Common Shares beneficially owned by such Person as of July 14, 1998).and (2)

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Michael  Luckwell shall not be deemed to be an Acquiring  Person so long as such
Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of not more than 2,500,000 Common Shares (as adjusted for any future stock splits, stock dividends, recapitalizations or the like) (including all Common Shares beneficially owned by such Person as of July 14, 1998).


         2. All references in the Rights Agreement to the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended by this Amendment.

         3. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

         The parties hereto have caused this Amendment No. 1 to Preferred Shares Rights Agreement to be duly executed as of the day and year first above written.

                                   ACCOM, INC.

                                   By:  /s/ Junaid Sheikh
                                       -----------------------------------------
                                           Junaid Sheikh
                                           President and Chief Executive Officer


                                   U.S. STOCK TRANSFER CORPORATION

                                   By:  /s/ Richard C. Brown
                                       -----------------------------------------
                                   Name:   Richard C. Brown

                                   Title:    Vice President